Exhibit 10.1

EXECUTION VERSION

364-DAY BRIDGE TERM LOAN AGREEMENT

dated as of

March 14, 2016

among

SYSCO CORPORATION,

as Borrower

THE LENDERS PARTY HERETO

THE GUARANTORS PARTY HERETO

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,

as Administrative Agent

GOLDMAN SACHS LENDING PARTNERS LLC,

as Documentation Agent

and

DEUTSCHE BANK SECURITIES INC.,

as Sole Bookrunner, Sole Lead Arranger and Sole Syndication Agent

SCHEDULES:
Schedule 1	Applicable Rate
Schedule 2.01	Commitments
Schedule 3.07	Subsidiaries

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Joinder
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Promissory Note
Exhibit F	Form of Solvency Certificate

364-DAY BRIDGE TERM LOAN AGREEMENT (this “Agreement”), dated as of March 14, 2016, among SYSCO Corporation, a Delaware corporation, the Guarantors party hereto, the Lenders party hereto and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent.

For and in consideration of the premises and the promises herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquired Business” means the Target and its subsidiaries.

“Acquisition” means the acquisition by the Borrower (or a Wholly-Owned Subsidiary of the Borrower) of all of the equity interests of the Target and certain shareholder loans owed by the Acquired Business pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement for the Sale and Purchase of Securities in the capital of Cucina Lux Investments Limited, dated as of February 19, 2016, among the Borrower, certain entities identified therein as the “Institutional Sellers” and certain entities identified therein as the “Management Warrantors” (including the exhibits and schedules thereto).

“Acquisition Transaction” has the meaning assigned to such term in Section 6.04.

“Adjusted Sterling LIBO Rate” means, with respect to any Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) Sterling LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Deutsche Bank AG Cayman Islands Branch in its capacity as administrative agent for the Lenders hereunder and any successor thereto appointed pursuant to Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 10.01(c).

“Agents” means, collectively, the Administrative Agent and the Arranger.

“Agreement Currency” has the meaning assigned to such term in Section 10.14(b).

“Applicable Creditor” has the meaning assigned to such term in Section 10.14(b).

“Applicable Percentage” means, with respect to any Lender, (a) at any time prior to the making of the Loans on the Closing Date, the percentage of the aggregate Commitments represented by such Lender’s Commitment and (b) from and after the making of the Loans on the Closing Date, the percentage of the aggregate outstanding Loans represented by such Lender’s Loan; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall be determined without regard to any Defaulting Lender’s Commitment or Loan.

“Applicable Rate” means, for any day, (i) with respect to any Loan, the applicable rate per annum set forth on Schedule 1 with respect to such Loan and (ii) with respect to Ticking Fees, the applicable rate per annum set forth on Schedule 1 with respect to Ticking Fees, in each case, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt as set forth on Schedule 1.

“Arranger” means Deutsche Bank Securities Inc., in its capacities as sole lead arranger and sole bookrunner with respect to the financing contemplated by this Agreement.

“Asset Sale” means the sale or other disposition (including any sale or issuance of Equity Interests in a Subsidiary and any casualty or condemnation) of any assets (other than (i) the sale or other disposition of inventory or other assets in the ordinary course of business, (ii) intercompany transactions among the Borrower and any Subsidiary and (iii) sales or other dispositions of assets the Net Cash Proceeds of which do not exceed $350,000,000 in the aggregate), by the Borrower or any Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means SYSCO Corporation, a Delaware corporation.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means Loans made or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Minimum” means £20,000,000.

“Borrowing Multiple” means £1,000,000.

“Borrowing Request” has the meaning specified in Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day (i) on which commercial banks in New York City or London are authorized or required by law to remain closed or (ii) on which banks are not open for dealings in Sterling deposits in the London interbank market.

“Capital Lease” means any lease in respect of which the lessee’s obligations constitute Capital Lease Obligations.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalization” means, without duplication, at any date, the sum of the Indebtedness of the Borrower and the Subsidiaries outstanding on such date, plus the amount set forth opposite the caption “total shareholders’ equity” or any similar caption on the consolidated balance sheet, prepared in accordance with GAAP, of the Borrower and the Subsidiaries, as of such date.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking into effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or any Governmental Authority with respect to the implementation of the Basel III Accord shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on or before the Commitment Termination Date on which all of the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 10.02) and the Loans are made hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.08 and 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Commitment as of the date hereof is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Commitments as of the date hereof is £1,725,000,000.

“Commitment Letter” means that certain commitment letter related to the Commitments, effective as of February 19, 2016, between the Agents and the Borrower.

“Commitment Termination Date” means the earliest of (i) the consummation of the Acquisition without the use of Loans provided under this Agreement, (ii) the termination of the Acquisition Agreement in accordance with its terms prior to the closing of the Acquisition and (iii) 5:00 p.m., New York City time, on November 27, 2016.

“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income however denominated or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of the accounts of the Borrower and the Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in the preparation of the consolidated financial statements referred to in Section 3.04, except as otherwise expressly provided in Section 1.04.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent or any Lender.

“Debt Issuance” means any sale or issuance of debt securities (including the Notes) or any incurrence of debt for borrowed money, in each case, by the Borrower or any Subsidiary, other than (except in the case of the sale or issuance of the Notes, which shall not be subject to such exception) Excluded Debt.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund any portion of its Loans on the Closing Date in contravention of its obligations hereunder or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder within two Business Days of the date required to be so paid, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent (a copy of which shall promptly be shared with the Borrower), or (d) has become the subject of a Bankruptcy Event.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02), which date is the date of this Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means the issuance of any equity securities or equity-linked securities of the Borrower to any Person, other than: (i) pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs, (ii) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration in connection with any acquisition (excluding the Acquisition), divestiture or joint venture arrangement and (iii) Equity Issuances having aggregate Net Cash Proceeds together with the aggregate principal amount of Debt Issuances under clause (ix) of the definition of “Excluded Debt”, up to $300,000,000 in the aggregate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of any unpaid “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived, or with respect to a Multiemployer Plan, any “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Debt” means (i) indebtedness, loans, and advances among the Borrower and/or the Subsidiaries, (ii) credit extensions under the Existing Credit Agreement and other existing credit facilities of the Borrower and the Subsidiaries, in each case up to the amount of the existing commitments thereunder as in effect on February 19, 2016 plus any incremental amounts (up to $500,000,000) permitted to be added to the commitments thereunder pursuant to the terms of such facilities as in effect on February 19, 2016, (iii) issuances under commercial paper programs, (iv) any trade or customer related financing in the ordinary course of business, (v) the Loans, (vi) ordinary course purchase money and equipment financings, (vii) ordinary course credit lines of Foreign Subsidiaries for working capital purposes, (viii) debt incurred to refinance, renew, repurchase, repay, redeem or defease the Existing Credit Agreement or other indebtedness existing on the Closing Date; provided that such refinancing, renewal, repurchase, repayment, redemption or defeasance (x) occurs no earlier than two years prior to the stated maturity date of the Existing Credit Agreement or such other indebtedness, as the case may be, as in effect on February 19, 2016 and (y) does not increase the aggregate principal or committed amount thereof (except for the capitalization of accrued interest, amounts in respect of original issue discount and other increases in an amount equal to a reasonable amount paid, and fees and expenses reasonable incurred, in connection with such refinancing, renewal, repurchase, repayment, redemption or defeasance and in an amount equal to any existing commitments unutilized thereunder) and (ix) Debt Issuances having Net Cash Proceeds in an aggregate amount together with Equity Issuances under clause (iii) of the definition of “Equity Issuance”, up to $300,000,000 in the aggregate.

“Excluded Target Debt” means any Target Indebtedness To Be Refinanced that requires delivery of irrevocable notices of redemption or repayment and which cannot be repaid, redeemed, discharged or satisfied in full on the Closing Date under the terms of the applicable debt documents.

“Excluded Taxes” means, with respect to any Recipient or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) any income, franchise, taxable margin or other Taxes imposed on, with respect to (or measured by) its net income (however denominated) or net profits, (i) by the United States of America, by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes or similar Taxes imposed by the United States of America or any other jurisdiction described in clause (a) above, (c) any withholding Tax that is imposed by the United States of America on or with respect to payments made to or for the account of such recipient hereunder or under any other Loan Document to the extent such Tax is in effect and would apply as of the date such recipient (A) becomes a party to this Agreement or acquires an interest in a Loan or Commitment or (B) designates a new lending office, except to the extent that such Lender (or assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (d) any withholding Tax that is attributable to such Recipient’s failure to comply with Section 2.17(e), and (e) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of December 29, 2011, as amended by the First Amendment to Credit Agreement, dated as of January 12, 2012, as further amended by the Maturity Extension Agreement, dated as of November 29, 2012 and as further amended by the Second Amendment to Credit Agreement, dated as of January 31, 2014, among the Borrower, SYSCO International, ULC, a British Columbia unlimited liability company, the subsidiaries designated as guarantors therein, the lenders party thereto, JPMorgan Chase Bank, N.A., as U.S. administrative agent and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Letter” means the fee letter, effective as of February 19, 2016, entered into in connection with the financing contemplated hereby by the Borrower, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fraudulent Transfer Laws” has the meaning assigned to such term in Section 8.01(i).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 8.01(a).

“Guarantor” means each Person listed on the signature pages hereto as a Guarantor and each Person that becomes a Guarantor hereafter pursuant to Section 5.09. A Person that is released as a “Guarantor” pursuant to Section 5.09 shall no longer constitute a “Guarantor” for purposes of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or accrued liabilities, incurred or accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others and (g) all Capital Lease Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” means the contents of any information packages for the financing contemplated hereby regarding the business, operations, financial projections and prospects of the Borrower and the Acquired Business including all information relating to the transactions contemplated hereunder prepared by or on behalf of the Borrower reasonably deemed necessary by the Arranger to complete the syndication of the Commitments, and all other information, documentation or materials delivered to the Arranger, the Administrative Agent or the Lenders in connection therewith.

“Interest Election Request” has the meaning assigned to such term in Section 2.07 (b).

“Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two,

three or six months (or, such shorter or longer period that has been consented to by each Lender) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joinder” means an agreement in the form of Exhibit B executed pursuant to Section 5.09(b).

“Judgment Currency” has the meaning assigned to such term in Section 10.14(b).

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Governmental Approvals and orders of all Governmental Authorities, whether now or hereafter in effect.

“Lenders” means (a) the financial institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto, pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest; provided, precautionary or other filings filed in connection with operating leases of the Borrower or any Subsidiary shall not constitute Liens.

“Loan” means a loan made by a Lender to the Borrower pursuant to this Agreement.

“Loan Document” means this Agreement and each promissory note issued (if requested) pursuant to Section 2.09(e), as the same may be amended, restated or otherwise modified and in effect from time to time.

“Loan Party” means each of the Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as whole) to perform any of their obligations under this Agreement or (c) the rights of the Administrative Agent and the Lenders against the Loan Parties (taken as whole) under any material provision of this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the date that is 364 days from the Closing Date or, if such date is not a Business Day, then the immediately preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means: (a) with respect to an Asset Sale, the excess, if any, of (i) the cash or cash equivalents received (including cash proceeds of non-cash proceeds received by way of deferred payment, but only as and when received) in connection therewith over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof, (B) the reasonable expenses incurred by the Borrower or any Subsidiary in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction (including taxes resulting from the repatriation of such cash proceeds from a Foreign Subsidiary), (D) the amount of reserves established by the Borrower or any Subsidiary in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds, and (E) any cash proceeds arising from an Asset Sale or other disposition by a Foreign Subsidiary to the extent (x) that repatriation thereof would be unlawful, as reasonably determined by the Borrower, or (y) materially adverse tax consequences would result from the repatriation thereof, provided, that such cash or cash equivalents received shall not constitute Net Cash Proceeds pursuant to this clause (a) to the extent (i) reinvested in the Borrower’s or the Subsidiaries’ business within 9 months following receipt thereof (or, if committed to be reinvested pursuant to a binding agreement entered into within such 9- month period, to the extent reinvested within 3 months following the end of such 9 month period) or (ii) in the case of any such proceeds of a casualty or condemnation, applied in the reinstatement or replacement of the affected assets within such period as may be reasonably required to effect such reinstatement or replacement; and (b) with respect to any Debt Issuance or Equity Issuance, the excess, if any, of (i) cash received by the Borrower or any Subsidiary in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any Subsidiary in connection with such incurrence or issuance.

“Net Worth” means, with respect to any Person, the excess, if any, of the assets of such Person over the liabilities of such Person, each to be determined in accordance with GAAP consistent with those applied in the preparation of the consolidated financial statements referred to in Section 3.04.

“Non-Consenting Lender” has the meaning set forth in Section 2.19(c).

“Notes” means senior unsecured notes issued by the Borrower in connection with the Acquisition pursuant to one or more registered public offerings or Rule 144A or other private placements (with registration rights).

“Obligations” means the obligations of the Borrower and each Guarantor hereunder in respect of the payment of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and each Guarantor under this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan or this Agreement).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes or other similar charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.19).

“Participant” has the meaning set forth in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Participant.

“Refinancing” has the meaning specified in Section 4.02(c).

“Register” has the meaning assigned to such term in Section 10.04.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means (i) at any time prior to the making of the Loans on the Closing Date, Lenders holding more than 50% of the aggregate Commitments at such time and (ii) at any time at or after the making of the Loans on the Closing Date, Lenders holding more than 50% of the aggregate Loans outstanding at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or a transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease (whether pursuant to a Capital Lease or otherwise) or repurchase under an extended purchase contract, the same or similar property from the purchaser or the transferee of such property.

“Securities Act” means the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Senior Notes” means the senior notes and debentures of the Borrower issued pursuant to a supplemental indenture to the Indenture dated as of June 15, 1995 between the Borrower and The Bank of New York Mellon Trust Company, N.A., as successor trustee.

“Significant Subsidiary” means a Subsidiary that meets either of the following conditions:

(a) the total assets (after intercompany eliminations) of the Subsidiary exceed ten percent (10%) of the total assets of the Borrower and the Subsidiaries on a Consolidated basis, consolidated as of the end of the most recently completed fiscal year; or

(b) the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exclusive of amounts attributable to any non-controlling interests exceeds ten percent (10%) of the income of the Borrower and the Subsidiaries on a Consolidated basis, consolidated for the most recently completed fiscal year.

“Specified Representation” means each of the representations and warranties made by the Borrower in Section 3.01 (a), Section 3.02 (a) (provided that “Transactions” as used in such clause (a) shall be limited to entry into the Loan Documents and, with respect to the Borrower, the borrowing of the Loans on the Closing Date), Section 3.02(b), Section 3.03(b)(ii), Section 3.03(c), Section 3.04(a) (provided that the term “GAAP” as used in such clause (a) shall mean GAAP as then in effect), Section 3.09(a) and contained in the second and third sentences of Section 3.13.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted Sterling LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling LIBO Rate” means, for any Interest Period, the rate appearing on the page of the Reuters screen that displays the ICE Benchmark Administration Limited rate for deposits in Sterling (or any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Sterling deposits in the London interbank market) (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Sterling deposits with a maturity comparable to such Interest Period; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. In the event that such rate is not available at such time for any reason, then the “Sterling LIBO Rate” with respect to such Borrowing for such Interest Period shall be a rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in Sterling for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Loan being made, continued or converted by the Administrative Agent and with a maturity comparable to such Interest Period would be offered to the Administrative Agent by major banks in the London interbank market for Sterling at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Subject Transaction” has the meaning assigned to such term in Section 1.02.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement, provided that such term shall not include any forward or future contract entered into in the ordinary course of business by the Borrower or a Subsidiary which contemplates the actual delivery of a commodity and is not entered into for speculative purposes.

“Target” means Cucina Lux Investments Limited, a company incorporated under the laws of England and Wales.

“Target Indebtedness To Be Refinanced” means all Indebtedness of the Acquired Business outstanding immediately prior to the Closing Date (other than Indebtedness not required to be repaid, redeemed and/or cancelled in accordance with the Acquisition Agreement (as in effect on February 19, 2016)), together with accrued but unpaid interest, premium and other obligations with respect thereto but excluding, for the avoidance of doubt, any such indebtedness that is recharacterized (or is restructured as) intercompany indebtedness among the Borrower and its Subsidiaries on or prior to the Closing Date in accordance with the Acquisition Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Ticking Fee” has the meaning specified in Section 2.12(a).

“Transactions” means the execution, delivery and performance by the Borrower and Guarantors of this Agreement and each promissory note (if any) requested by a Lender as contemplated by Section 2.09(e), the borrowing of Loans hereunder, the use of proceeds thereof and the guarantee of the Obligations by the Guarantors.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(e).

“USA Patriot Act” means the USA PATRIOT ACT (Title III of Pub.L.107-56 (signed into law October 26, 2001, as amended)).

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person of which securities (except for directors’ qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) or other ownership interests representing 100% of the equity are, at the time any determination is being made, owned by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Currency Translation. For purposes of any determination with respect to the amount of any Indebtedness, Equity Issuance, Asset Sale, Lien or other transaction hereunder (each, a “Subject Transaction”) in a currency other than U.S. Dollars, (i) the U.S. Dollar equivalent amount of a Subject Transaction in a currency other than U.S. Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such currency, as in effect at 11:00am (New York time) on the date of such Subject Transaction and (ii) no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rates of currency exchange occurring after the time of any Subject Transaction, so long as such Subject Transaction was permitted at the time incurred, made, committed or otherwise consummated as set forth in clause (i) (it being understood that such changes shall nonetheless be taken into account in determining the remaining availability (if any) under any basket limitation or threshold).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of the definitions of “Capital Lease” and “Capital Lease Obligations” and determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

THE LOANS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Closing Date in an amount equal to such Lender’s Commitment; provided that if for any reason the full amount of such Lender’s Commitment is not fully drawn on the Closing Date, the undrawn (or, in the case of a Defaulting Lender, unrequested) portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Loans on the Closing Date. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action (x) on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date (it being understood that if any Lender fails to fund requested Loans on the Closing Date in contravention of its obligations hereunder, its Commitment in respect of such requested Loans shall not so terminate) or (y) in accordance with Sections 2.08 and 2.11.

SECTION 2.02 Loans and Borrowings.

(a) Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and is an integral multiple of the Borrowing Multiple (or, if less, the entire balance of the Loans). There shall not at any time be more than a total of five (5) Borrowings outstanding.

(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, New York City time, three Business Days before the Closing Date. Each such telephonic notice may, at the Borrower’s option, be conditioned on the consummation of the Acquisition and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written notice of Borrowing substantially in the form of Exhibit C (a “Borrowing Request”) or in such other form reasonably acceptable to the Administrative Agent, in each case, signed by the Borrower. Each such telephonic notice and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make the Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds in Sterling by (i) 7:00 a.m., New York City time (in the event that the request therefor is received not later than 12:00 noon, New York City time, on the Business Day prior to the Closing Date), or (ii) 10:00 a.m., New York City time (if such request is received thereafter), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the general deposit account of the Borrower maintained with the Administrative Agent, and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Loans, the Administrative Agent may assume that such Lender has made such share available on the Closing Date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, at the greater of zero or the Administrative Agent’s cost of funds for the first three days after the date such amount is due and thereafter at the greater of zero or such cost of funds rate plus 1%, together with Administrative Agent’s standard interbank processing fee or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections.

(a) Each Borrowing shall have an initial Interest Period as specified in the applicable Borrowing Request. Thereafter, the Borrower may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and any Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Interest Period may be selected for any Borrowing if such Interest Period ends after the Maturity Date.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone not later than 12:00 noon, New York City time, three Business Days before the effective date of such election. Each such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written notice substantially in the form of Exhibit D (an “Interest Election Request”) or in such other form reasonably acceptable to the Administrative Agent and, in each case, signed by the Borrower. Notwithstanding any other provision of this Section, each continuation of a Borrowing shall comply with the applicable provisions of Section 2.02.

(c) Each telephonic notice and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each participating Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have elected that such Borrowing be continued with an Interest Period of one month.

SECTION 2.08 Voluntary Termination and Reduction of Commitments.

(a) The Borrower may at any time terminate, or from time to time reduce, the Commitments, in whole or in part; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of £1,000,000 and not less than £5,000,000, or the entire amount of the Commitments.

(b) The Borrower shall notify the Administrative Agent of any election to voluntarily terminate or reduce the Commitments under paragraph (a) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, the consummation of any other capital markets transaction or the occurrence of any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments (provided, that such reduction of the Commitments of Lenders which are Affiliates of each other may be allocated between such affiliated Lenders as they and the Administrative Agent may otherwise determine).

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay on the Maturity Date, to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan made by such Lender to the Borrower.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto and (ii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit E.

SECTION 2.10 Voluntary Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any voluntary prepayment pursuant to Section 2.10(a), not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof, to be prepaid; provided that, a notice of prepayment of the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, the consummation of any other capital markets transaction or the occurrence of any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing in accordance with Section 2.10(a) shall be in an amount that would be permitted in the case of an advance of a Borrowing as provided in Section 2.02. Each prepayment of a Borrowing in accordance with Section 2.10(a) shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments in accordance with Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.11 Mandatory Reductions of Commitments and Prepayments of Loans.

(a) Unless previously terminated, the Commitments shall terminate on the first to occur of (i) the consummation of the Acquisition (after giving effect to any Borrowing of the Loans on the Closing Date pursuant to Section 2.03), and (ii) the Commitment Termination Date.

(b) In the event that the Borrower or any Subsidiary actually receives any Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale (i) at any time prior to the borrowing of the Loans on the Closing Date, then the Commitments shall be reduced in an amount equal to 100% of such Net Cash Proceeds on the earlier of (x) the date of notice thereof from the Borrower to the Administrative Agent and (y) the date of the receipt by the Borrower or a Subsidiary of such Net Cash Proceeds or (ii) at any time after the borrowing of the Loans on the Closing Date, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than three (3) Business Days following the receipt by the Borrower or a Subsidiary of such Net Cash Proceeds. The Borrower shall promptly notify the Administrative Agent of the receipt by the Borrower or a Subsidiary of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(c) In the event that the Borrower or any Subsidiary enters into any bank loan or other credit agreement, other than this Agreement, for the stated purpose of financing the Acquisition and the related transactions, then the Commitments shall be reduced in amount equal to the aggregate committed amount under such bank loan or other credit agreement on the date of entry into such bank loan or other credit agreement; provided that the conditions precedent to funding such commitments are no less favorable to the Borrower than the conditions set forth in Section 4.02, it being understood that upon the effectiveness of such reduction and solely to the extent of the amount thereof, there shall be no duplicative reduction or prepayment in respect of such bank loan or other credit facility pursuant to paragraph (b) of this Section.

(d) Any termination or reduction of the Commitments pursuant to this Section 2.11 shall be permanent. Each reduction of the Commitments pursuant to this Section 2.11 shall be made to the Commitments of the Lenders on a pro rata basis (provided, that such reduction of the Commitments of Lenders which are Affiliates of each other may be allocated between such affiliated Lenders as they and the Administrative Agent may otherwise determine). Each prepayment pursuant to this Section 2.11 shall be applied to the Loans of the Lenders on a pro rata basis.

SECTION 2.12 Fees. (a) Subject to Section 2.22, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender a ticking fee (collectively, the “Ticking Fees”), which shall accrue at the Applicable Rate on the daily maximum undrawn Commitment of such Lender and such Ticking Fee shall accrue during the period from and including April 19, 2016 to but excluding the date on which such Commitment terminates. Accrued Ticking Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which all of the Commitments terminate, commencing on the first such date to occur after the date hereof. All Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, duration fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below. Such duration fees shall be payable on the dates set forth in the grid below.

	Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

(c) The Borrower agrees to pay to the Administrative Agent, the Arranger and the Lenders, the applicable fees payable in the amounts and at the times set forth in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Ticking Fees and duration fees, to the relevant Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans shall bear interest at Adjusted Sterling LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to a Loan as provided in paragraph (a) of this Section.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Sterling LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 [Reserved].

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participations in, any Lender (except any such reserve requirement reflected in the Adjusted Sterling LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company, as the case may be, for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked hereunder and is revoked in accordance herewith) or (c) the assignment of any Loan other than on the last day of the Interest Period, applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Sterling LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Sterling deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required by applicable Law; provided that if the applicable Loan Party shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or affected Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall pay or remit the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Loan Parties under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time such Person becomes a party to this Agreement and at such time or times reasonably requested by the Borrower and the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholdings or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable good faith judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed originals (in such number of copies as shall be requested by the Borrower or the Administrative Agent) of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms) establishing an exemption from, or reduction or, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, properly completed and executed originals of IRS Form W-8BEN (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits,” “other income” or other applicable article of such tax treaty;

(ii) properly completed and executed originals of IRS Form W-8ECI (or successor forms);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), properly completed and executed originals of IRS Form W-8IMY (or successor forms), accompanied by a Form W-8ECI (or successor forms), W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms), U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. FATCA shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or other amounts as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or other amounts giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or Lender, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.17(f) (plus any interest imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event that the Administrative Agent or Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 10:00 a.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Sterling, except (i) for the payment of legal fees and expenses which shall be payable in U.S. Dollars and (ii) as otherwise expressly provided.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due hereunder by the Borrower, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of zero or the Administrative Agent’s cost of funds for the first three days after the date such amount is due and thereafter at the greater of zero or such cost of funds rate plus 1%, together with Administrative Agent’s standard interbank processing fee.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any replacement of a Non-Consenting Lender, such replacement shall be sufficient (together with all other consenting Lenders and other Non-Consenting Lenders being so replaced) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders or all the Lenders and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification shall be deemed a “Non-Consenting Lender”.

SECTION 2.20 [Reserved].

SECTION 2.21 [Reserved].

SECTION 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Ticking Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification increasing or extending the Commitment of any such Defaulting Lender, extending the maturity of the Loans of such Defaulting Lender, reducing the rate of interest on any Loan of a Defaulting Lender or forgiving all or any portion of the principal amount of any Loan of such Defaulting Lender; and

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the

Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that (i) on the date hereof (only as set forth in Sections 3.01, 3.02, 3.03 and 3.13 below) and (ii) on the Closing Date (it being understood that the accuracy of the following representations and warranties, other than the Specified Representations, is not a condition to the funding of the Loans on the Closing Date):

SECTION 3.01 Organization Powers. The Borrower and each Guarantor (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and (b) has all requisite power and authority to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and where the failure so to qualify (either individually or together with all other failures so to qualify) would have a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. (a) The Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action and (b) this Agreement has been duly executed and delivered by the Borrower and each Guarantor and constitutes a legal, valid and binding obligation of the Borrower and each Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or (ii) the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or (iii) any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Borrower or any Subsidiary or its assets (excluding the Acquired Business) providing for committed or funded Indebtedness in an aggregate principal amount for all such Indebtedness of $150,000,000 or more, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, (d) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, other than, in the case of clauses (b)(i), (b)(iii), (d) and (e), any such violations, conflicts, breaches or liens that individually or in the aggregate would not have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and the related statements of consolidated results of operations, shareholders’ equity and cash flows as of and for the fiscal year ended June 27, 2015, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since June 27, 2015, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, other than matters disclosed in the most recent 10-K or in any 10-Q or current report on Form 8-K, in each case filed by the Borrower prior to February 19, 2016.

SECTION 3.05 Properties.

(a) Each of the Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property necessary to the operation of the business of the Borrower and its Subsidiaries taken as a whole, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the operation of the business of the Borrower and its Subsidiaries taken as a whole, and the use thereof by the Borrower and each such Subsidiary does not infringe upon the rights of any other Person, except for any such infringement that, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except as disclosed in either the most recent 10-K or the most recent 10-Q, in each case filed by the Borrower prior to February 19, 2016, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity or legality of this Agreement or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07 Subsidiaries. Set forth on Schedule 3.07 is a complete and accurate list (as of the date hereof) of all Subsidiaries showing (as to each such Subsidiary) the correct name thereof and the jurisdiction of its organization or formation. All the outstanding Equity Interests of each Subsidiary have been validly issued, are fully paid and nonassessable and, to the extent owned directly or indirectly by the Borrower, are so owned free and clear of all Liens other than Liens permitted by Section 6.01.

SECTION 3.08 Compliance with Laws and Agreements. Each of the Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.09 Investment Company Status. Neither (a) the Borrower nor (b) any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10 Taxes. Each of the Borrower and each Subsidiary has timely filed or caused to be filed all federal and material state, local and foreign Tax returns required to have been filed and has paid or caused to be paid all Taxes shown to be payable on such returns or on any assessments received from any taxing authority by any of them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves (to the extent required by GAAP) and (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be paid by the Borrower, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12 Accuracy of Information. All written Information (other than financial projections, estimates and information of a general economic or industry nature) provided by the Borrower or by its representatives on its behalf to the Administrative Agent or the Lenders in connection with the transactions contemplated hereunder is, when considered together with the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015 and the Borrower’s subsequent Quarterly Reports on Form 10-Q as filed with the SEC and subsequent Annual Reports on form 10-K filed with the SEC prior to the time such written Information is furnished (all such documents, the “Public Reports”), and when taken as a whole and in light of the circumstances when furnished, complete and correct in all material respects at the time furnished and does not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, in each case when considered together with the Public Reports and when taken as a whole in light of the circumstances under which such statements were made; provided, that such representation with respect to the Target is made to the best of the Borrower’s knowledge. The financial projections and estimates provided to the Administrative Agent or the Lenders by the Borrower or by its representatives on its behalf in connection with the transactions contemplated hereunder have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are so furnished, it being understood and agreed that financial projections are by their nature inherently uncertain and are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.

SECTION 3.13 OFAC, USA Patriot Act, FCPA. The Borrower and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (collectively, “Sanctions Laws”), and (ii) the USA Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United

States Foreign Corrupt Practices Act of 1977, as amended, or any similar applicable anti-corruption laws or regulations administered or enforced by any Governmental Authority having jurisdiction over the Borrower or any Subsidiary. None of the Borrower or any Subsidiary will use, lend, make payments of or contribute all or any part of the proceeds of the Loans in violation in any material respect of any Sanctions Laws or the USA Patriot Act.

SECTION 3.14 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The Lenders’ Commitments shall not become effective unless the following conditions are satisfied (or waived in accordance with Section 10.02) on or prior to the Commitment Termination Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed and delivered a counterpart of this Agreement.

(b) The Administrative Agent shall have received each of the following:

(i) copies of the articles of incorporation or certificate of formation, as applicable, of the Borrower, together with all amendments thereto, and a certificate of good standing for the Borrower, each certified by the appropriate governmental officer in the applicable jurisdiction of incorporation or formation, as applicable and a certification by the Secretary or Assistant Secretary of such entity that there have been no changes to such articles of incorporation or certificate of formation, as applicable;

(ii) copies of the bylaws or operating agreement, as applicable, of the Borrower, in each case certified by the Secretary or Assistant Secretary of such entity;

(iii) copies of the resolutions of the Board of Directors or sole members, as applicable, of the Borrower and of resolutions or actions of any other body authorizing the Transactions and the execution of the Loan Documents to which such entity is a party, certified by the Secretary or Assistant Secretary of the applicable entity; and

(iv) an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of any officers or employees of the Borrower authorized to sign the Loan Documents to which such entity is a party and to request Loans hereunder (upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed in writing by the Borrower of any change thereto).

(c) The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts (including reimbursement or payment of all reasonable out-of- pocket expenses) due and payable pursuant hereto and to the Commitment Letter and Fee Letter on or prior to the Effective Date, in the case of out-of-pocket expenses and legal fees, to the extent invoiced not less than two Business Days before the Effective Date.

(d) The Administrative Agent shall have received at least 5 days prior to the Effective Date all documentation and other information relating to the Borrower and the Guarantors required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act requested in writing by the Administrative Agent at least 10 days prior to the Effective Date.

The Administrative Agent hereby notifies the Borrower and the Lenders of the occurrence of the Effective Date as of the date hereof, which notice is and shall be conclusive and binding.

SECTION 4.02 Closing Date. The obligation of each Lender to make a Loan hereunder is subject to the satisfaction of the following conditions:

(a) The Effective Date shall have occurred.

(b) The Acquisition shall have been (or, substantially contemporaneously with the borrowing of the Loans, shall be) consummated pursuant to and on the terms set forth in the Acquisition Agreement without giving effect to amendments, supplements, waivers or other modifications to (or consents under) the Acquisition Agreement (as in effect on February 19, 2016) agreed to by the Borrower that are materially adverse to the Lenders (in their capacity as such) and that have not been approved by the Arranger (such approval not to be unreasonably withheld, conditioned or delayed); it being understood and agreed that none of the following are materially adverse to the Lenders: (x) a reduction of less than 10% in the consideration payable under the Acquisition Agreement, so long as such decrease in the consideration payable shall reduce the Commitments on a Sterling-for-Sterling basis or (y) an increase in the consideration payable under the Acquisition Agreement, so long as such increase is funded with common Equity Interest issued by the Borrower or cash on hand.

(c) (I) The Borrower shall have caused (i) the repayment, redemption or discharge and satisfaction in full (or, in lieu thereof, with respect to any Excluded Target Debt, the delivery of irrevocable notices of redemption or repayment in accordance with the applicable debt documents) of all Target Indebtedness To Be Refinanced in accordance with the applicable debt documents; provided that, in connection with any Excluded Target Debt, the Borrower shall have reserved cash in an amount sufficient to effect such repayment, redemption or cancellation, and (ii) the termination of all related commitments and the discharge and release of all guarantees and liens existing in connection with any such Target Indebtedness To Be Refinanced subject to repayment, redemption or discharge and satisfaction described in preceding clause (i) (to the extent required to be repaid, redeemed, discharged or satisfied in accordance with clause (i) above) and (II) certain existing Indebtedness of the Target held by its shareholders shall have been acquired, repaid, waived or capitalized in accordance with the terms of the Acquisition Agreement (as in effect on February 19, 2016) (collectively, the “Refinancing”).

(d) [Reserved].

(e) The Arranger shall have received (i) audited consolidated balance sheets and related audited consolidated statements of earnings, comprehensive income, cash flows and changes in equity, in each case prepared in accordance with GAAP, of the Borrower and its consolidated Subsidiaries for each of the three fiscal years most recently ended at least 60 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related unaudited consolidated statements of earnings, comprehensive income, cash flows and changes in equity, in each case prepared in accordance with GAAP, of the Borrower and its consolidated Subsidiaries for each subsequent fiscal quarter (other than the fourth quarter of any fiscal year) ended after the end of the most recent fiscal year for which financial statements have been delivered pursuant to clause (i) above and at least 40 days prior to the Closing Date. The Arranger hereby acknowledges that the Borrower’s public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clause (i) or (ii), as applicable, of this Section 4.02(e).

(f) The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts (including reimbursement or payment of all reasonable out-of- pocket expenses) due and payable pursuant hereto and to the Commitment Letter and Fee Letter on or prior to the Closing Date, in the case of out-of-pocket expenses and legal fees, to the extent invoiced not less than two Business Days before the Closing Date.

(g) The Administrative Agent shall have received legal opinions from counsel acceptable to the Administrative Agent in form and substance customary for transactions of the type contemplated by this Agreement and reasonably satisfactory to the Administrative Agent (it being understood that the General Counsel of the Borrower shall be acceptable counsel with respect to legal opinions relating to certain corporate matters with respect to the Guarantors, which opinions shall be provided together with each of the applicable items described in Section 4.01(b) with respect to each Guarantor).

(h) The Administrative Agent shall have received (i) a certificate, dated as of the Closing Date, from the Secretary or Assistant Secretary of the Borrower that there has been no change to the matters previously certified pursuant to Section 4.01(b) (or otherwise providing updates to such certifications) and that each of the conditions set forth in Sections 4.02(b), (c) and (j) has been satisfied and (ii) a Borrowing Request in accordance with Section 2.03.

(i) [Reserved].

(j) At the time of and upon giving effect to the borrowing of the Loans, the Specified Representations shall be true and correct in (except to the extent already qualified by materiality or material adverse effect) all material respects. Notwithstanding anything in this Agreement, the Commitment Letter, the Fee Letter or the other Loan Documents to the contrary, the only representations the accuracy of which will be a condition to the availability of the Loans on the Closing Date will be the Specified Representations.

(k) The Arranger shall have received a certificate of an officer of the Borrower setting forth the aggregate amount of reductions in the Commitments occurring pursuant to Section 2.11, together with a reasonably detailed calculation thereof (or certifying that no such reductions have occurred).

(l) The Arranger shall have received a solvency certificate in the form attached hereto as Exhibit F, dated as of the Closing Date, and executed by the chief financial officer of the Borrower.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 30 days after the date in each fiscal year on which the Borrower is required to file its Annual Report on Form 10-K with the Securities and Exchange Commission (after giving effect to any extensions obtained by the Borrower), (i) such Annual Report on Form 10-K of the Borrower, and (ii) its audited consolidated balance sheet and the related consolidated statements of results of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited on by Ernst & Young LLP or other independent public accountants of recognized national standing selected by the Borrower (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) (other than any such qualification or exception that is expressly solely with respect to, or expressly solely resulting from, the upcoming Maturity Date with respect to the Loans); provided, however, that (x) the Borrower shall be deemed to have furnished said Annual Report on Form 10-K for purposes of clause (i) if it shall have timely made the same available on “EDGAR”, its website on the Internet (as of the Effective Date located at www.sysco.com) and/or another relevant website accessible by the Lenders without charge and (y) if said Annual Report on Form 10-K contains such consolidated balance sheet and such consolidated statements of results of operations, shareholders’ equity and cash flows, and the report of such independent public accountants (without qualification or exception, and to the effect, as specified above), the Borrower shall not be required to comply with clause (ii);

(b) within 30 days after each date in each fiscal year on which the Borrower is required to file a Quarterly Report on Form 10-Q with the Securities and Exchange Commission (after giving effect to any extensions obtained by the Borrower), (i) such Quarterly Report on Form 10-Q of the Borrower, and (ii) its consolidated balance sheet and related consolidated statements of results of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a Consolidated basis, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that (x) the Borrower shall be deemed to have furnished said Quarterly Report on Form 10-Q for purposes of clause (i) if it shall have timely made the same available on “EDGAR”, its website on the Internet (as of the Effective Date located at www.sysco.com) and/or another relevant website accessible by the Lenders without charge, and (y) if said Quarterly Report on Form 10-Q contains such consolidated balance sheet and consolidated statements of results of operations and cash flows, the Borrower shall not be required to comply with clause (ii);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.03 and (iii) stating whether any change in GAAP or in the application thereof that is known to such Financial Officer has occurred since the date of the audited financial statements referred to in Section 3.04 that affects in any material respect the calculations required for determining compliance with Section 6.03 (as compared to determining compliance without giving effect to such change) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after filing thereof, notice to the Administrative Agent of the filing of all periodic and other reports, proxy statements and other materials required to be filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, except that the Borrower shall not be required to provide notice of any such filing that is not material to the interests of the Lenders (and in furtherance of the foregoing, the Borrower will give to the Administrative Agent prompt written notice of any change at any time or from time to time of the location of the Borrower’s website on the Internet); provided, however, the Borrower shall be deemed to have furnished such notice upon such filings becoming publicly available (whether on “EDGAR” or the Borrower’s website on the Internet);

(e) promptly after S&P or Moody’s shall have announced a downgrade in the rating established or deemed to have been established for the Index Debt, written notice of such rating downgrade;

(f) promptly following the request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, the Transactions, the Acquisition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”).

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any continuing Default within ten (10) Business Days of actual knowledge thereof by a Financial Officer;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) the termination of the Acquisition Agreement in accordance with its terms prior to the closing of the Acquisition.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each Guarantor to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (a) the foregoing shall not prohibit any merger, amalgamation or consolidation permitted under Section 6.04 and (b) the Borrower shall not be required to preserve the corporate existence of any Guarantor or any right or franchise if the Borrower determines that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Guarantor.

SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, that if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each Subsidiary to, (a) keep and maintain all property of the Borrower and its Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear excepted except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or funds, or through appropriate self-insurance, as applicable, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. During the continuation of a Default or Event of Default and subject to Section 10.12, the Borrower will permit any representatives designated by the Administrative Agent to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used (i) to fund the Acquisition, (ii) subject to Section 2.11, to finance the Refinancing and (iii) to pay fees and expenses related to the Transactions and the Acquisition. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09 Guarantors.

(a) Subject to clauses (b) and (c) below, the Borrower at all times shall cause all of the Wholly-Owned Subsidiaries that are guarantors of either or both of (i) the Senior Notes (or any replacement or refinancing debt in respect thereof) and (ii) the obligations under the Existing Credit Agreement (or any replacement or refinancing debt in respect thereof), to be Guarantors.

(b) Within thirty (30) days after any Wholly-Owned Subsidiary becomes a guarantor of the Senior Notes (or any replacement or refinancing debt in respect thereof) or the Existing Credit Agreement (or any replacement or refinancing debt in respect thereof), the Borrower shall cause such Wholly-Owned Subsidiary to execute and deliver a Joinder to the Administrative Agent.

(c) If at any time (i) a Guarantor ceases to be a guarantor of the Senior Notes (or any replacement or refinancing debt in respect thereof) and ceases to be a guarantor of the Existing Credit Agreement (or any replacement or refinancing debt in respect thereof), (ii) a Guarantor is dissolved, sold, merged, amalgamated or otherwise disposed of in a manner permitted by this Agreement or (iii) the outstanding principal amount of the Senior Notes (or any replacement or refinancing debt in respect thereof) is equal to or less than $150,000,000 and a Guarantor ceases to be a guarantor of the Existing Credit Agreement (or any replacement or refinancing debt in respect thereof), (A) such Guarantor shall be automatically released from its obligations hereunder, without any need for any formal action by the Administrative Agent or Lender, and (B) the Borrower shall provide notice of any such event to the Administrative Agent. Upon the written request of the Borrower, the Administrative Agent shall execute any documents reasonably requested by the Borrower in order to acknowledge the release of any such Guarantor from its obligations as a Guarantor.

SECTION 5.10 Pro Forma Financial Statements and Other Customary Marketing Materials. To the extent not already prepared prior to the Closing Date, the Borrower shall, following the Closing Date use commercially reasonable efforts to prepare as promptly as reasonably practicable and advisable (given the circumstances, including then-existing market conditions): (i) customary pro forma financial statements for the Borrower (giving effect to the Acquisition) meeting the requirements of Regulation S-X and S-K under the Securities Act that would be necessary for a registration statement on Form S-1 relating to securities issued by the Borrower to be declared effective but only to the extent the Borrower would be required by Rule 11-01 of Regulation S-X to furnish such financial statements in connection with such registration statement and (ii) a preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “road show” for the Notes and in a form that would enable the independent registered public accountants of the Borrower to render a customary “comfort letter” (including customary “negative assurances”).

SECTION 5.11 Excluded Target Debt. The Borrower shall have caused (i) the repayment of or redemption in full of all Excluded Target Debt on the date specified in the applicable irrevocable notice of redemption or repayment delivered on the Closing Date and (ii) the termination of all related commitments and the discharge and release of all guarantees and liens existing in connection with any such Excluded Target Debt subject to repayment or redemption described in preceding clause (i).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) any Lien existing on the Effective Date that secures any obligation not in excess of $50,000,000 individually;

(b) Liens for taxes, assessments or governmental charges or levies to the extent not past due or the validity of which is being contested in good faith by proper proceedings and for which adequate reserves have been established;

(c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business securing obligations which are not overdue by more than 30 days or the validity of which is being contested in good faith by proper proceedings and for which adequate reserves have been established;

(d) pledges or deposits to secure obligations under worker’s compensation laws or similar legislation or to secure public or statutory obligations of the Borrower or any Subsidiary;

(e) Liens upon, and defects of title to, real or personal property, including any attachment of such real or personal property or other legal process prior to adjudication of a dispute upon the merits and adverse judgment on appeal; provided (i) the validity thereof is being contested in good faith by proper proceedings, and adequate reserves have been established with respect thereto and (ii) levy and execution thereon has been stayed;

(f) Liens on real or personal property existing thereon at the time of acquisition thereof (including acquisition by merger or consolidation) and not incurred in contemplation thereof; provided, however, no such Lien shall extend to or cover any property other than the property being acquired;

(g) purchase money Liens on property hereafter acquired or constructed which are created prior to, at the time of, or within 180 days after such acquisition (or, in the case of property being constructed, the completion of such construction and commencement of full operation of such property, whichever is later) to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of all or any part of the property being acquired or constructed; provided, however, that in each case the Indebtedness secured by such Lien shall not exceed the lesser of the purchase or construction price of such property or the fair market value of such property and no such Lien shall extend to or cover any property other than the property being acquired or constructed;

(h) Liens on property of the Borrower or a Subsidiary in favor of the United States of America or any political subdivision thereof or in favor of any other country or political subdivision thereof to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such Liens, including, but not limited to, Liens incurred in connection with pollution control, industrial revenue or similar bond financing;

(i) Liens existing on the property of a business entity at the time such entity becomes a Subsidiary, or at the time substantially all of the assets of such entity are acquired or leased by the Borrower or a Subsidiary and not incurred in contemplation thereof; provided, however, no such Lien shall extend to or cover any property other than the property subject thereto immediately prior to such entity becoming a Subsidiary or the assets of the owner of such property being so acquired or leased;

(j) Liens on the property of a Subsidiary to secure Indebtedness owing to the Borrower or to one or more Wholly-Owned Subsidiaries;

(k) pledges, deposits, performance bonds or similar Liens arising in the ordinary course of business in connection with bids, tenders, contracts and leases to which the Borrower or any Subsidiary is a party;

(l) Liens consisting of zoning restrictions, rights-of-way, servitudes, easements, servicing agreements, development agreements, site plan agreements or other restrictions on the use of real property, none of which materially impairs the operation by the Borrower and the Subsidiaries taken as a whole of their respective businesses and none of which is violated by existing or proposed structures or land use;

(m) Liens securing appeal bonds and other similar Liens, arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(n) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(o) Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Borrower or any Subsidiary; provided that such Liens do not reduce the value of the assets or interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(p) the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(q) extensions, renewals or replacements in whole or in part of the Liens described in clauses (a), (d), (f), (g), (h), (i), (k), (m), (n), (o) and (p) of this Section 6.01 for the same or a lesser amount of Indebtedness; provided that no such Lien shall extend to or cover any property other than the property theretofore subject to the Lien being extended, renewed or replaced; and

(r) Liens not permitted by any of the foregoing clauses (a) - (q), inclusive, that secure obligations which do not in the aggregate at any time exceed 20% of consolidated Net Worth of the Borrower and its Subsidiaries.

SECTION 6.02 Sale and Leaseback Transactions. The Borrower will not effect, or permit any Subsidiary to effect, a Sale and Leaseback Transaction, unless immediately prior thereto, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

SECTION 6.03 Ratio of Indebtedness to Capitalization. The Borrower will not at any time permit the ratio of Consolidated Indebtedness to Capitalization to exceed 0.7 to 1.0.

SECTION 6.04 Consolidation, Merger or Acquisition. The Borrower will not, and will not permit any Subsidiary to (a) enter into a consolidation with any other Person or merge with or into any other Person or amalgamate with any other Person or (b) acquire all or substantially all of the assets of, or all or substantially all of the Equity Interests in, any other Person (any such transaction being herein called an “Acquisition Transaction”), except that:

(i) the Borrower may permit a Subsidiary to merge into or amalgamate with the Borrower or may effect an Acquisition Transaction of a Subsidiary, and a Subsidiary may consolidate or merge with or into or effect an Acquisition Transaction of another Subsidiary;

(ii) the Borrower or any Subsidiary may merge with or amalgamate with, or effect an Acquisition Transaction of, any Person (other than the Borrower or a Subsidiary) if:

(A) in the case of any merger or amalgamation involving the Borrower, the Borrower is the continuing Person and, in the case of any merger or amalgamation involving a Subsidiary, the continuing Person (immediately after giving effect to such merger or Acquisition Transaction) is a Subsidiary; and

(B) immediately after the consummation of the merger or Acquisition Transaction, and after giving effect thereto, no Default or Event of Default would exist; and

(iii) the Acquisition may be consummated.

SECTION 6.05 Dispositions. The Borrower will not sell, lease, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and the Subsidiaries, taken as a whole, to any Person.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any Guarantor shall fail to pay its obligations hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it contained in Sections 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (giving effect to any period of grace provided with respect thereto);

(g) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or requiring the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary, or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (exclusive of any amount covered by insurance) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (for this purpose, a judgment shall be effectively stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would result in a Material Adverse Effect;

then, following the borrowing of Loans on the Closing Date, (A) in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, declare the Loans then outstanding, to be due and payable in whole (or in part, in which case any principal or other amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (B) in the case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

GUARANTEE

SECTION 8.01 Guarantee.

(a) In order to induce the Lenders to extend credit to the Borrower hereunder, each Guarantor hereby, jointly and severally, irrevocably and unconditionally, guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Borrower (the “Guaranteed Obligations”). Each Guarantor further agrees that the due and punctual payment of such Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Guaranteed Obligation.

(b) Except as otherwise provided herein, each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment. The Guarantors’ guarantee of the Guaranteed Obligations hereunder shall not be affected by (a) the failure of the Administrative Agent or Lender to assert any claim or demand or to enforce any right or remedy against Borrower under the provisions of this Agreement; (b) any extension or renewal of any of the Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of a Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation.

(c) Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any other Person.

(d) The guarantee of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations or otherwise.

(e) Each Guarantor further agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantors, jointly and severally, hereby promise to and will, upon receipt of written demand by the Administrative Agent (acting at the direction of the Required Lenders), forthwith pay, or cause to be paid, to the Administrative Agent or Lender in cash an amount equal to the unpaid principal amount of such Guaranteed Obligation then due, together with accrued and unpaid interest thereon.

(g) Upon payment by a Guarantor of any sums as provided above, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Guaranteed Obligations owed by the Borrower to the Administrative Agent and the Lenders.

(h) Except as otherwise provided in Section 5.09, nothing shall discharge or satisfy the liability of any Guarantor hereunder except the termination of the Commitments, payment in full of the Loans made to the Borrower, and the payment of all other Guaranteed Obligations then outstanding (other than contingent indemnification obligations as to which no claim has been asserted).

(i) Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state, federal or provincial law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect to the value of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor.

ARTICLE IX

THE AGENTS

Each of the Lenders hereby irrevocably appoints the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties (other than an implied duty of good faith and fair dealing arising generally under applicable law), regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02) and (c) except as expressly set forth herein, neither Agent shall have any duty to disclose, and neither Agent shall be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by such bank serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower, and such resignation shall become effective on the earlier of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed) and (ii) the acceptance of a successor Administrative Agent by the Borrower and the Required Lenders. Upon delivery of any such notice of resignation, the Required Lenders shall have the right to appoint a successor acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent which has accepted such appointment prior to the effectiveness of the resignation of the Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below and Section 5.01), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 1390 Enclave Parkway, Houston, Texas 77077-2027, Attention of Greg Keyes, Vice President and Treasurer (email: keyes.greg@corp.sysco.com, Fax: 281-584-1737), with copies to Attention of General Counsel (email: skorecki.adam@corp.sysco.com, Fax: 281-584-2510);

(ii) if to a Guarantor, to it in care of the Borrower;

(iii) if to the Administrative Agent, to Deutsche Bank AG Cayman Islands Branch, 60 West Street, New York, NY 10005, Attn: Sara Pelton and Agency Transactions, email: sara.pelton@db.com and agency.transactions@db.com, Tel: 904-271-2886, Fax: 904-746-4860; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices from the Administrative Agent to any Lender pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform is provided “as is” and “as available”. None of the Agents nor any of their Related Parties (collectively, the “Agent Parties”) warrant the accuracy, adequacy, or completeness of the Platform and each expressly disclaims liability for errors or omissions in the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Parties in connection with the Platform.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (or on such other date as described in Section 10.01(b)).

SECTION 10.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required

Lenders; provided that, subject to Section 2.22(b) no such agreement shall (i) increase the Commitment of any Lender or decrease the fees payable to any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, without the written consent of each Lender directly and adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or other amount payable hereunder, or reduce the amount of, waive or excuse any such payment (other than any waiver or amendment with respect to the application of a default rate of interest set forth in Section 2.13(b)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release all or substantially all of the Guarantors from their obligations hereunder, other than as provided in Section 5.09, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder. Further, notwithstanding anything to the contrary contained herein, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of this Agreement, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger or any of their respective Affiliates in connection with the syndication and arrangement of the credit facility provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, with respect to fees, charges and disbursements of outside counsel, the Borrower’s reimbursement obligations under this clause (i) shall be limited to the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, each Lender and their Affiliates, and each partner, member, officer, director, agent, employee, advisor and controlling Person of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of a single counsel for such Indemnitees taken as a whole and in the case of a conflict of interest, one additional counsel to each group of affected Indemnitees (to the extent necessary with respect to such groups) (and, if necessary, one local counsel in any other relevant jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement, execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Persons or (B) result from disputes brought by such Indemnitee solely against another Indemnitee or any of its Related Persons or advisors (other than disputes involving claims against any Person in its capacity as, or fulfilling its role as, Administrative Agent, Arranger, syndication agent, documentation agent or similar role in respect of this Agreement) not involving any act or omission by the Borrower, any Subsidiary or any Related Person of the Borrower. For purposes of this Section, the term “Related Person” means, with respect to any Person: (a) any controlling Person, controlled Affiliate or subsidiary of such Person, (b) the respective directors, officers or employees of such Person or any of its subsidiaries, controlled Affiliates or controlling Persons and (c) the respective agents of such Person or any of its subsidiaries, controlled Affiliates or controlling Persons.

(c) Without limiting any provision of this Agreement, it is the express intention of the parties hereto that each Indemnitee shall be indemnified and held harmless against any and all losses, liabilities, claims or damages arising out of or resulting from the ordinary sole or contributory negligence of such Indemnitee. Without prejudice to the survival of any other obligations of Borrower hereunder, the obligations of the Borrower under this Section 10.03 shall survive the termination of this Agreement and/or the payment or assignment of the Loans.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e) To the extent permitted by applicable law, neither an Indemnitee nor the Borrower shall be liable to the Borrower or any Indemnitee in connection with its activities related to this Agreement or in connection with any suit, action or proceeding (i) for any damages arising from the use by unauthorized Persons of information or materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (except to the extent arising from the bad faith, willful misconduct or gross negligence of such Indemnitee or the Borrower, as applicable) or (ii) for any special, indirect, consequential or punitive damages (it being understood that, to the extent any Indemnitee is liable to a third party for any special, indirect, consequential or punitive damages, the Borrower’s indemnification obligations set forth in clause (b) above shall apply, subject to the proviso contained in such clause (b)).

(f) All amounts due under this Section shall be payable not later than 30 days after written demand therefor (including documentation reasonably supporting such reimbursement or indemnification request).

SECTION 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided, that no consent of the Borrower shall be required (x) for an assignment to a Lender or an Affiliate of a Lender or a Related Fund (any two or more Related Funds being treated as a single assignee for all purposes hereof) after the Closing Date or (y) if an Event of Default has occurred and is continuing under Sections 7.01(a), (b), (h) or (i), for an assignment after the Closing Date to any other assignee, provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required (x) for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment or (y) for an assignment to an Affiliate of a Lender or a Related Fund (any two or more Related Funds being treated as a single assignee for all purposes hereof).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than £5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of £3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) no assignment shall be made to (1) the Borrower or any Subsidiary or any Affiliate of the Borrower, (2) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the Persons described in this clause (2), or (3) a natural person.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03 with respect to actions taken or liabilities incurred when it was a Lender and in its capacity as such). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent for the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the Borrower, any Subsidiary or any Affiliate of the Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) and (iii) of the first proviso of Section 10.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17 (e) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Participant Register shall be available for inspection by the Borrower and any Recipient, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent, the Arranger and the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic photocopy (i.e., “PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed, and the rights of the parties hereto determined, in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Borrower containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any Affiliate of a Lender that is an actual or prospective counterparty to any swap or derivative transaction relating to the Borrower and its obligations or to such Affiliate’s advisors in connection with such transaction, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower (and in the case of this clause (ii), the affected party receiving such information does not have actual knowledge that such disclosure is in breach of a confidentiality obligation owed to the Borrower or a Subsidiary) or (i) to Moody’s and S&P and other rating agencies or to market data collectors as determined by the Administrative Agent; provided, that such information is supplied only on a confidential basis. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Borrower, a Subsidiary, the Acquired Business or the business of the Borrower, a Subsidiary or the Acquired Business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or is furnished or deemed furnished pursuant to Section 5.01(a)(i), (b)(i), (d) or (e); provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the greater of zero or the Lender’s cost of funds for the first three days after the date such accumulation commences and thereafter at the greater of zero or such cost of funds rate plus 1% to the date of repayment, shall have been received by such Lender.

SECTION 10.14 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Loan Party in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Loan Party. The obligations of the parties contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.15 USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the USA Patriot Act.

SECTION 10.16 Independence of Covenants. All covenants contained in this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

SECTION 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each financing transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, the Lenders and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person with respect to the financing transactions contemplated hereby and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.

SECTION 10.18 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	SYSCO CORPORATION,

	By:	/s/ Gregory Keyes
	Name:	Gregory Keyes
	Title:	Vice President and Treasurer

GUARANTORS:	SYSCO ALBANY, LLC
SYSCO ATLANTA, LLC
SYSCO BALTIMORE, LLC
SYSCO BARABOO, LLC
SYSCO BOSTON, LLC
SYSCO CENTRAL ALABAMA, INC.
SYSCO CENTRAL CALIFORNIA, INC.
SYSCO CENTRAL FLORIDA, INC.
SYSCO CENTRAL ILLINOIS, INC.
SYSCO CENTRAL PENNSYLVANIA, LLC
SYSCO CHARLOTTE, LLC
SYSCO CHICAGO, INC.
SYSCO CINCINNATI, LLC
SYSCO CLEVELAND, INC.
SYSCO COLUMBIA, LLC
SYSCO CONNECTICUT, LLC
SYSCO DETROIT, LLC
SYSCO EASTERN MARYLAND, LLC
SYSCO EASTERN WISCONSIN, LLC
SYSCO GRAND RAPIDS, LLC
SYSCO GULF COAST, INC.
SYSCO HAMPTON ROADS, INC.
SYSCO INDIANAPOLIS, LLC
SYSCO IOWA, INC.
SYSCO JACKSON, LLC
SYSCO JACKSONVILLE, INC.
SYSCO KANSAS CITY, INC.
SYSCO KNOXVILLE, LLC
SYSCO LINCOLN, INC.
SYSCO LONG ISLAND, LLC
SYSCO LOS ANGELES, INC.
SYSCO LOUISVILLE, INC.
SYSCO MEMPHIS, LLC
SYSCO METRO NEW YORK, LLC
SYSCO MINNESOTA, INC.
SYSCO MONTANA, INC.
SYSCO NASHVILLE, LLC
SYSCO NORTH DAKOTA, INC.
SYSCO NORTHERN NEW ENGLAND, INC.
SYSCO PHILADELPHIA, LLC

Signature Page to 364 -Day Bridge Term Loan Agreement

SYSCO PITTSBURGH, LLC

SYSCO PORTLAND, INC.

SYSCO RALEIGH, LLC

SYSCO SACRAMENTO, INC.

SYSCO SAN DIEGO, INC.

SYSCO SAN FRANCISCO, INC.

SYSCO SEATTLE, INC.

SYSCO SOUTH FLORIDA, INC.

SYSCO SOUTHEAST FLORIDA, LLC

SYSCO SPOKANE, INC.

SYSCO ST. LOUIS, LLC

SYSCO SYRACUSE, LLC

SYSCO USA I, INC.

SYSCO USA II, LLC

SYSCO VENTURA, INC.

SYSCO VIRGINIA, LLC

SYSCO WEST COAST FLORIDA, INC.

By:	/s/ Gregory Keyes
Name:	Gregory Keyes
Title:	Treasurer

Signature Page to 364 -Day Bridge Term Loan Agreement

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Administrative Agent and as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

GOLDMAN SACHS LENDING PARTNERS LLC as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Lauren Baker
Name:	Lauren Baker
Title:	Vice President

TORONTO DOMINION (NEW YORK) LLC, as a Lender

By:	/s/ Savo Bozic
Name:	Savo Bozic
Title:	Authorized Signatory

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Dana D. Cagle
Name:	Dana D. Cagle
Title:	Director

Signature Page to 364 -Day Bridge Term Loan Agreement

HSBC BANK USA, N.A., as a Lender

By:	/s/ Jad Atallah
Name:	Jad Atallah
Title:	Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jonathan F. Lindvall
Name:	Jonathan F. Lindvall
Title:	Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Keith Burson
Name:	Keith Burson
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian Prettyman
Name:	Brian Prettyman
Title:	Senior Vice President

SANTANDER BANK, N.A., as a Lender

By:	/s/ William Maag
Name:	William Maag
Title:	Managing Director

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	/s/ Matt McCain
Name:	Matt McCain
Title:	Senior Vice President

Signature Page to 364 -Day Bridge Term Loan Agreement

COMERICA BANK, as a Lender

By:	/s/ L.J. Perenyi
Name:	L.J. Perenyi
Title:	Vice President

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ David B. Wirl
Name:	David B. Wirl
Title:	Managing Director

COOPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:	/s/ Jeff Geisbauer
Name:	Jeff Geisbauer
Title:	Executive Director

By:	/s/ Robert M. Mandula
Name:	Robert M. Mandula
Title:	Managing Director

Signature Page to 364 -Day Bridge Term Loan Agreement

SCHEDULE 1

APPLICABLE RATE

Applicable Rate for Loans
Index Debt Rating (S&P or Moody’s)	Applicable Rate for Ticking Fees	Closing Date through 89 days after Closing Date	90 days after Closing Date through 179 days after Closing Date	180 days after Closing Date through 269 days after Closing Date	270 days after Closing Date and thereafter
Rating Category 1: ≥ A+ /A1	6 bps	75 bps	100 bps	125 bps	150 bps

Rating Category 2: A / A2	8 bps	87.5 bps	112.5 bps	137.5 bps	162.5 bps

Rating Category 3: A- / A3	10 bps	100 bps	125 bps	150 bps	175 bps

Rating Category 4: BBB+ / Baa1	12.5 bps	112.5 bps	137.5 bps	162.5 bps	187.5 bps

Rating Category 5: ≤ BBB / Baa2	17.5 bps	137.5 bps	162.5 bps	187.5 bps	212.5 bps

For purposes of the foregoing, (i) if only one of Moody’s or S&P shall have in effect a rating for the Index Debt, then that single rating shall be determinative; (ii) if the ratings established by Moody’s and S&P for the Index Debt shall fall within different Rating Categories, the Applicable Rate shall be based on the higher of the two ratings, i.e., that appearing in the numerically lower Rating Category, unless one of the two ratings is two or more Rating Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Rating Category next below that of the higher of the two ratings; and (iii) if the ratings established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Required Lenders shall negotiate in good faith to amend the definition of “Applicable Rate” to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

For any day when no rating of Moody’s or S&P is in effect for the Index Debt, the Applicable Rate shall be the rates set forth opposite Rating Category 5.

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
Deutsche Bank AG Cayman Islands Branch	£431,250,000.02
Goldman Sachs Lending Partners LLC	£431,250,000.00
JPMorgan Chase Bank, N.A.	£138,000,000.00
Toronto Dominion (New York) LLC	£138,000,000.00
Wells Fargo Bank, N.A.	£138,000,000.00
HSBC Bank USA, N.A.	£138,000,000.00
U.S. Bank National Association	£138,000,000.00
The Northern Trust Company	£24,642,857.14
PNC Bank, National Association	£24,642,857.14
Santander Bank, N.A.	£24,642,857.14
Branch Banking and Trust Company	£24,642,857.14
Comercia Bank	£24,642,857.14
The Bank of New York Mellon	£24,642,857.14
Cooperatieve Rabobank U.A., New York Branch	£24,642,857.14

TOTAL	£1,725,000,000.00

SCHEDULE 3.07

SUBSIDIARIES

Bahamas

Bahamas Food Holdings Limited

Bahamas Food Services Limited

Liquid Assets Limited

Bermuda

SMS Bermuda Holdings

California

Economy Foods, Inc.

FreshPoint San Francisco, Inc.

FreshPoint Southern California, Inc.

Goldberg and Solovy Foods, Inc.

Sysco Central California, Inc.

Sysco San Francisco, Inc.

Canada

Conan Foods Inc.

FreshPoint Vancouver, Ltd.

SFS Canada I, LP

SFS Canada II, LP

SFS GP I, Inc.

SFS GP II, Inc.

Sysco Canada, Inc.

Sysco Guest Supply Canada Inc.

Sysco International, ULC

Tannis Trading, Inc.

Cayman Islands

Sysco George Town Limited

Sysco George Town II Limited

Sysco Grand Cayman Company

Sysco Grand Cayman II Company

Sysco Grand Cayman III Company

Colorado

FreshPoint Denver, Inc.

Costa Rica

Corporation Frionet S.A.

Grupo Enclave, S.A.

Mayca Autoservicios, S.A.

Mayca Distribuidores S.A.

Renta Californiamiones S.A.

Sysco CRC Holdings S.R.L.

Delaware

A La Carte, LLC

A.M. Briggs, Inc.

Buckhead Beef Company

BuzzTable, Inc.

California Corporation

Enclave Properties, LLC

European Imports, Inc.

Freedman Food Service of Denver, Inc.

Freedman Meats, Inc.

Freedman-KB, Inc.

FreshPoint Arizona, Inc.

FreshPoint California, Inc.

FreshPoint Central California, Inc.

FreshPoint Connecticut, LLC

FreshPoint Dallas, Inc.

FreshPoint Las Vegas, Inc.

FreshPoint Oklahoma City, LLC

FreshPoint Pompano Real Estate, LLC

FreshPoint South Texas, LP

FreshPoint Tomato, LLC

FreshPoint, Inc.

Fulton Provision Co.

G&S Real Estate, Inc.

Gilchrist & Soames, Inc.

Guest Packaging, LLC

Houston Meat & Seafood, LLC

Malcolm Meats Company

North Star Holding Corporation

North Star Seafood Acquisition Corporation

North Star Seafood, LLC

Restaurant of Tomorrow, Inc.

SMS Lux Holdings LLC

Specialty Meat Holdings, LLC

Sysco Albany, LLC

Sysco Asian Foods, Inc.

Sysco Atlanta, LLC

Sysco Baltimore, LLC

Sysco Baraboo, LLC

Sysco Boston, LLC

Sysco Central Alabama, Inc.

Sysco Central Florida, Inc.

Sysco Central Illinois, Inc.

Sysco Central Pennsylvania, LLC

Sysco Charlotte, LLC

Sysco Chicago, Inc.

Sysco Cincinnati, LLC

Sysco Cleveland, Inc.

Sysco Columbia, LLC

Sysco Connecticut, LLC

Sysco Corporation

Sysco Corporation Good Government Committee, Inc.

Sysco Detroit, LLC

Sysco Eastern Maryland, LLC

Sysco Eastern Wisconsin, LLC

Sysco Global Resources, LLC

Sysco Global Services, LLC

Sysco Grand Rapids, LLC

Sysco Guest Supply, LLC

Sysco Gulf Coast, Inc.

Sysco Hampton Roads, Inc.

Sysco Holdings, LLC

Sysco Indianapolis, LLC

Sysco Iowa, Inc.

Sysco Jackson, LLC

Sysco Jacksonville, Inc.

Sysco Knoxville, LLC

Sysco Leasing, LLC

Sysco Long Island, LLC

Sysco Los Angeles, Inc.

Sysco Louisiana Seafood, LLC

Sysco Louisville, Inc.

Sysco Memphis, LLC

Sysco Merchandising and Supply Chain Services, Inc.

Sysco Metro New York, LLC

Sysco Minnesota, Inc.

Sysco Montana, Inc.

Sysco Nashville, LLC

Sysco Netherlands Partners, LLC

Sysco Newport Meat Company

Sysco North Central Florida, Inc.

Sysco North Dakota, Inc.

Sysco Philadelphia, LLC

Sysco Pittsburgh, LLC

Sysco Portland, Inc.

Sysco Raleigh, LLC

Sysco Resources Services, LLC

Sysco Riverside, Inc.

Sysco Sacramento, Inc.

Sysco San Diego, Inc.

Sysco Seattle, Inc.

Sysco South Florida, Inc.

Sysco Southeast Florida, LLC

Sysco Spokane, Inc.

Sysco St. Louis, LLC

Sysco Syracuse, LLC

Sysco USA I, Inc.

Sysco USA II, LLC

Sysco Ventura, Inc.

Sysco Ventures, Inc.

Sysco Virginia, LLC

Sysco West Coast Florida, Inc.

Sysco Western Minnesota, Inc.

Sysco-Desert Meats Company, Inc.

The SYGMA Network, Inc.

Florida

FreshPoint Central Florida, Inc.

FreshPoint North Florida, Inc.

FreshPoint South Florida, Inc.

Sysco International Food Group, Inc.

Georgia

FreshPoint Atlanta, Inc.

Hong Kong

Guest Supply Asia, Limited

Shenzhen Guest Supply Trading Co., Limited

SMS GPC International Limited

SMS GPC International Resources Limited

Iowa

Iowa Premium Beef, LLC

Ireland

Dan O’Sullivan (Turners Cross) Cork

Keelings & Curleys Distribution Limited

Keelings Farm Fresh

Pallas Foods

Seaview Farm Produce Company

SMS International Resources Ireland

Luxembourg

SMS Global Holdings Sarl

Sysco Canada Holdings Sarl

Maine

Sysco Northern New England, Inc.

Missouri

Sysco Kansas City, Inc.

Nebraska

Sysco Lincoln Transportation Company, Inc.

Sysco Lincoln, Inc.

Netherlands

Sysco Global Holdings, B.V.

SYY Netherlands C.V.

New York

Walker Foods, Inc.

Panama

SYY Panama S de R.L.

Puerto Rico

FreshPoint Puerto Rico, LLC

Spain

Sysco Spain Holdings SLU

Sri Lanka

Leapset Sri Lanka Pvt Ltd

Tennessee

FreshPoint North Carolina, Inc.

Texas

Dust Bowl City, LLC

Freedman Food Service of Dallas, Inc.

Freedman Food Service of San Antonio, LP

Freedman Food Service, Inc.

Sysco Disaster Relief Foundation, Inc.

Sysco Foundation, Inc.

United Kingdom

Arnotts (Fruit) Limited

Crossgar Foodservice Limited

Crossgar Frozen Foods Limited

Crossgar Meats Limited

Crossgar Poultry Limited

G. Bell & Sons Limited

Gilchrist & Soames UK Limited

Hillfarm Turkeys Limited

Manhattan Food Co. Limited

Sysco Guest Supply Europe Limited

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facilities identified below (including any guarantees in respect thereof) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Related Fund of [Identify Lender]]

3.	Borrower: Sysco Corporation

4.	Administrative Agent: Deutsche Bank AG Cayman Islands Branch, as Administrative Agent under the Credit Agreement

5.	Credit Agreement: The 364-Day Bridge Term Loan Agreement, dated as of March 14, 2016, among Sysco Corporation, the Guarantors party thereto, the Lenders party thereto and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent.

6.	Assigned Interest:

Assignor	Assignee	Aggregate Amount of Commitments / Loans for all Lenders	Amount of Commitments / Loans Assigned	Percentage Assigned of Commitment / Loans[1]
			£	%

7.	Effective Date: [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][2] Accepted:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:

SYSCO CORPORATION

By:
Name:
Title:	][3]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.
[2]	To be included only if the consent of the Administrative Agent is required by Section 10.04(b)(i)(B) of the Credit Agreement.
[3]	To be included only if the consent of the Borrower is required by Section 10.04(b)(i)(A) of the Credit Agreement.

ANNEX 1

SYSCO CORPORATION

364-DAY BRIDGE TERM LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Transaction, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transactions, (iii) the financial condition of the Borrower, any of the Subsidiaries or other Affiliates of the Borrower or any other Person obligated in respect of any Transaction or (iv) the performance or observance by the Borrower, any of the Subsidiaries or other Affiliates of the Borrower or any other Person of any of their respective obligations under any Transaction.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transactions, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Transactions are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Borrower and/or the Administrative Agent, as applicable, shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

JOINDER

([name of New Guarantor])

[date]

[    ], a [    ] (the “New Guarantor”), hereby agrees with Deutsche Bank AG Cayman Islands Branch, as administrative agent (the “Administrative Agent”) for the lenders (collectively, the “Lenders”) now or hereafter party to that certain 364-Day Bridge Term Loan Agreement (as the same may be restated, amended and supplemented from time to time, the “Credit Agreement;” any capitalized term defined in the Credit Agreement and used in this Joinder shall have the meaning ascribed to it in the Credit Agreement), dated as of March 14, 2016, among Sysco Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and the Administrative Agent, as follows:

In accordance with Section 5.09 of the Credit Agreement and for good and valuable consideration, receipt of which is hereby acknowledged, the New Guarantor hereby (a) ratifies, adopts and joins the Credit Agreement as a party thereto and unconditionally assumes all the obligations of a Guarantor thereunder; (b) agrees to be bound by the provisions of the Credit Agreement as if the New Guarantor had been an original party thereto; (c) expressly ratifies and confirms all of the provisions, indemnifications, waivers, releases, restrictions, duties, responsibilities and obligations of the Guarantors under the Credit Agreement, and (d) confirms that, after joining the Credit Agreement as set forth above, the representations and warranties set forth in the Credit Agreement with respect to the New Guarantor as a Subsidiary (other than the representations and warranties set forth in Section 3.04(b), Section 3.06 and Section 3.11 of the Credit Agreement) are true and correct in all material respects (without duplication of any materiality qualifier) as of the date of this Joinder.

For purposes of notices under the Credit Agreement, the notice address for the New Guarantor is the same as that set forth in the Credit Agreement for the other Guarantors.

IN WITNESS WHEREOF, this Joinder is executed and delivered as of [            ], 20[    ].

NEW GUARANTOR:

[NAME OF GUARANTOR]

By:
Name:
Title:

EXHIBIT C

FORM OF BORROWING REQUEST

Deutsche Bank AG Cayman Islands Branch, as Administrative Agent

[                                         ]

Re:	364-Day Bridge Term Loan Agreement (the “Credit Agreement”), dated as of March 14, 2016, by and among Sysco Corporation, the Guarantors party thereto, the Lenders party thereto and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent

Ladies and Gentlemen:

Pursuant to the Credit Agreement, the undersigned Borrower hereby makes the requests indicated below:

1.	Amount of Borrowing:

£

2.	Requested date of Borrowing:

3.	Requested Interest Period:

4.	Location and number of account to which funds are to be disbursed:

The undersigned certifies that [s]he is authorized to execute this request on behalf of the Borrower.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

SYSCO CORPORATION

By:
Name:
Title:

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

Deutsche Bank AG Cayman Islands Branch, as Administrative Agent

[                                         ]

Re:	364-Day Bridge Term Loan Agreement (the “Credit Agreement”), dated as of March 14, 2016, by and among Sysco Corporation, the Guarantors party thereto, the Lenders party thereto and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent

Ladies and Gentlemen:

Pursuant to the Credit Agreement, the undersigned Borrower hereby makes the requests indicated below:

1.	Applicable Borrowing

Date of Borrowing:

Amount of Borrowing to be continued:

2.	Effective date of the election made pursuant to this request:

3.	Requested Interest Period for Borrowing:

The undersigned certifies that [s]he is authorized to execute this request on behalf of the Borrower.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

SYSCO CORPORATION

By:
Name:
Title:

EXHIBIT E

FORM OF PROMISSORY NOTE

[Date]

For value received, Sysco Corporation, a Delaware corporation (the “Borrower”), promises to pay to                      or its registered assigns (the “Lender”) (i) the unpaid principal amount of each Loan made by the Lender to the Borrower under the Credit Agreement referred to below, when and as due and payable under the terms of the Credit Agreement, and (ii) interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in Sterling and to the accounts specified in the Credit Agreement, in immediately available funds. The Borrower shall pay the principal of and accrued and unpaid interest on the Loan in full on the Maturity Date.

All Loans made by the Lender, and all repayments of the principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached hereto and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This promissory note is one of the promissory notes issued pursuant to the 364-Day Bridge Term Loan Agreement, dated as of March 14, 2016, among the Borrower, the guarantors party thereto, the lenders from time to time party thereto, including the Lender, and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent (which as it may be amended, supplemented or otherwise modified from time to time, is herein called the “Credit Agreement”), to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this promissory note, including the terms and conditions under which this promissory note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest and any notice of any kind with respect to this promissory note. No failure to exercise and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This promissory note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof that would require the application of the laws of another jurisdiction.

SYSCO CORPORATION

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Unpaid Principal Balance	Notations Made By

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

Sysco Corporation

Solvency Certificate

Date: [                    ]

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

Pursuant to Section 4.02(l) of the 364-Day Bridge Term Loan Agreement, dated as of March 14, 2016, among by and among Sysco Corporation, a corporation incorporated under the laws of Delaware (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent (the “Credit Agreement”), the undersigned, solely in the undersigned’s capacity as chief financial officer of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, as of the Closing Date, after giving effect to the Acquisition and the other transactions contemplated thereby (including the making of the Loans on the Closing Date and the application of the proceeds thereof):

(a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Subsidiaries after consummation of the Acquisition, the Transactions, the Refinancing and any related transactions.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as chief financial officer of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

SYSCO CORPORATION,

by
Name:
Title: